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                                                                 EXHIBIT 10(b)

                            FIRST AMENDMENT TO THE
                   AMENDED AND RESTATED DEVELOPMENT AGREEMENT
                                  BY AND AMONG
         THE CITY OF DETROIT, THE ECONOMIC DEVELOPMENT CORPORATION OF THE
                         CITY OF DETROIT AND [DEVELOPER]


     THIS FIRST AMENDMENT (the "First Amendment") to that certain Amended and Restated Development Agreement, dated as of April 9, 1998, by and among the City of Detroit, the Economic Development Corporation of the City of Detroit and [Developer] for the City of Detroit Casino Development Project (the "Development Agreement") is made on this 24th day of June, 1998 by and among the City of Detroit, the Economic Development Corporation of the City of Detroit and [Developer].

          WHEREAS, the City, EDC and Developer have previously entered into the Development Agreement; and

          WHEREAS, it is the desire of the parties to enter into this First Amendment to amend certain provisions of the Development Agreement and to provide for an advance of certain fees.

          NOW, THEREFORE, in consideration of the foregoing premises and the covenants herein contained, the parties agree as follows:

1. All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Development Agreement.

2. SECTION 2.4(a) of the Development Agreement is hereby amended by deleting the existing language of such section and substituting the following in its place:

     (a) This Agreement shall confer no rights and impose no obligations until the Effective Date. Notwithstanding the execution hereof and the occurrence of the Effective Date, except as and to the extent set forth in (i) ARTICLE I, (ii) SECTION 2.4, (iii) SECTION 2.5, (iv)
          SECTION 2.7, (v) SECTION 2.8, (vi) SECTION 2.10, (vii) SECTION 2.11,
          (viii) SECTION 2.17, (ix) ARTICLE VIII, (x) ARTICLE IX, (xi) ARTICLE X, (xii) ARTICLE XIV, (xiii) ARTICLE XVIII, (xiv) ARTICLE XX and
          (xv) ARTICLE XXI, each to the extent applicable, no right shall be conferred or obligation imposed, by or under this Agreement until the first to occur of: (x) the Temporary Casino Opening Date, as that term is defined in SECTION 20.6, or (y) the Closing Date. Notwithstanding the foregoing, Developer shall have no right to commence construction of the Casino Complex (other than Site Preparation Work on those parcels within the Project Premises to which Developer has acquired title) until the Closing Date, unless such condition is

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          otherwise waived, in writing, by the City. The Closing Date for the
          Casino Complex shall occur when each of the following conditions has been fully satisfied:

          [Remainder of SECTION 2.4(a)(1)-(a)(14) remains unchanged.]

3. SECTION 2.5(b) of the Development Agreement is hereby amended by deleting the existing language of such section and substituting the following in its place:

     (b) Within five (5) Business Days following the date the last of the following occurs: (i) City Council approves the Conveyance Agreement; and (ii) the Due Diligence Period, as defined in the Conveyance Agreement has expired, Developer shall furnish the EDC with a letter of credit in an amount equal to the Letter of Credit Amount (as hereinafter defined) and in such form and upon such terms and conditions as are reasonably necessary to allow City to acquire the Casino Area and the Public Land. For purposes hereof, the "Letter of Credit Amount" shall be equal to Developer's Pro Rata Share times an amount equal to (A) the sum of (x) Feehold Compensation plus (y) a reasonable reserve as agreed to by Developer, the City, the EDC and the Other Land-Based Casino Developers, less (B) the appraised value of any land owned by the City in the Casino Area determined in accordance with the definition of Feehold Compensation.

4. SECTION 5.1 of the Development Agreement is hereby amended by deleting the first sentence of the existing language of such section and substituting the following in its place:

     As City and/or EDC obtains a right of possession to the Project Premises which permits Developer onto the Project Premises for purposes of conducting tests and inspections, the City and/or EDC shall grant to Developer (or shall cause Developer to be granted) a right of entry onto the Project Premises to conduct preliminary or preparatory work, such as surveys (including environmental surveys) and tests (including but not limited to core sampling, test pits, monitoring wells, soil compaction and test pilings).

          [Remainder of SECTION 5.1 remains unchanged.]

5. EXHIBIT 1.1(a)(42) (Conveyance Agreement), Paragraph 3.03 is hereby amended by deleting the existing language in such paragraph and substituting the following in its place:

     3.03 SURVEYING AND TESTING. EDC shall permit Developer and its Associates to enter the Property for purposes of site investigation and testing, in the manner and subject to the limitations set forth in SECTION 5.1 of the Development Agreement. Developer shall have sixty (60) days (the "Due Diligence Period") commencing on the date the last of the following occurs: (i) the City and EDC deliver the cost estimates set forth on Schedule A, as referred to in SECTION 2.18 of the Development Agreement ("Schedule A"), together with all reports, analyses, and other material relied upon by City and EDC in developing Schedule A (the "Supporting Material"), including, without limitation, appraisals, estimates of relocation payments and other costs included in Feehold Compensation (other than information which the City is

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          restricted from disclosing pursuant to Section 5(2) of the Uniform
          Condemnation Procedures Act, MCL 213.55(2)), Phase I and Phase II environmental site assessments, laboratory analysis, reports, estimates of the cost of environmental Response activity and underlying assumptions and calculations, geotechnical reports, estimates of the cost of Infrastructure Improvements and underlying assumptions and calculations, and (ii) the City and EDC deliver the Commitment and the Survey in order to: (x) satisfy itself as to the physical condition of the Property and title thereto, or (y) determine the feasibility of the issuance of an Administrative Order By Consent And Covenant Not To Sue in favor of the City, EDC, Developer and the Other Land-Based Casino Developers, or (z) determine the feasibility of Developer and the Other Land-Based Casino Developers preparing an acceptable baseline environmental assessment; provided, in any event, the City shall not be obligated to acquire any portion of the Property until the Due Diligence Period has expired.


6. EXHIBIT 1.1(a)(42) (Conveyance Agreement), Paragraph 3.04 is hereby amended by deleting the existing language in such paragraph and substituting the following in its place:

     3.04 DEVELOPER'S RIGHT TO TERMINATE. If Developer's review of the Commitment, Schedule A, and/or the Supporting Material during the Due Diligence Period reveals a defect in title or a physical or geotechnical condition which renders it commercially impracticable for Developer to construct and operate the Casino Complex in accordance with the Development Agreement, then Developer may, at its option, upon giving EDC written notice thereof, together with an opinion of counsel describing such defect in title or copies of the reports, analyses and other material pertaining to such condition, as the case may be, at any time on or before the expiration of the Due Diligence Period, elect to terminate this Agreement. If Developer should terminate this Agreement for any reason, Developer shall immediately surrender and furnish to City and EDC copies of any and all surveys, reports and studies which have been prepared by Developer or any of its consultants with respect to the Property. Subject to the foregoing right of termination and to SECTION 18.1(b) of the Development Agreement, Developer agrees to accept the Property in an "as is", "where is" condition and Developer waives any and all rights and remedies it might have against City and EDC as a result of the condition thereof.

7. EXHIBIT 1.1(a)(83) (Guaranty and Keep Well Agreement), Paragraph 1 is hereby amended by deleting the existing language in such paragraph and substituting the following in its place:

     1. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to EDC the following (collectively, the "Obligations"): (i) the full and faithful performance of each and every one of the covenants and obligations in the Conveyance Agreement on Developer's part to be kept and performed in accordance with the terms, covenants and conditions of the Conveyance Agreement; (ii) the full and faithful performance of each and every one of the covenants and obligations in the Development Agreement on Developer's part to be kept and performed with respect

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          to the construction, equipping and completion of the Casino Complex on or before the Agreed Upon Opening Date in accordance with the terms, covenants and conditions of the Development Agreement (including, without limitation, the payment of so-called "hard costs" of construction and so-called "soft costs" of construction such as fees and charges of architects, engineers, consultants, surveyors, attorneys and others and the costs of all Permits, licenses and other matters); (iii) Developer's prompt payment as and when due of all amounts of every kind or nature whatsoever, including without limitation, the Advance (if applicable), Feehold Compensation (net of the City Contribution), Developer's Allocable Share of Development Process Costs, Developer's portion of all Infrastructure Improvements to be paid by Developer to EDC and/or City under the Development Agreement; and (iv) with respect to any mechanic's or materialman's lien filed against or attaching to all or any part of the Project Premises as a result of the Work, the removal or release of such lien, provided that nothing herein shall preclude Developer or Guarantor from contesting in good faith any such lien by appropriate proceedings. Notwithstanding the foregoing, Guarantor shall have no obligation to obtain the Certificate of Suitability and/or Casino License for or on behalf of Developer.

8. SECTION 20.1 of the Development Agreement is hereby amended by deleting the existing language of such section and substituting the following in its place:

     20.1 DEVELOPER'S TEMPORARY CASINO OBLIGATIONS.

     (a) Subject to Developer acquiring or leasing a Temporary Casino Site (as herein defined), Developer may elect to design, construct, finance and operate a Temporary Casino subject to and in accordance with the terms of this ARTICLE XX and the other provisions of this Agreement, as applicable. In the event Developer makes such election, the following provisions in this ARTICLE XX shall apply.

     (b) Nothing in this ARTICLE XX shall in any way affect, limit, or modify Developer's obligations contained in any other provision of this Agreement.

9. SECTION 20.3 of the Development Agreement is hereby amended by deleting the existing language of such section and substituting the following in its place:

     20.3 TEMPORARY CASINO FINANCING.

     (a) Developer shall submit to City its plan for obtaining funds to finance the acquisition or leasing of the Temporary Casino Site and the design, construction and operation of the Temporary Casino. Such funds shall be on such terms and conditions as are acceptable to City in the exercise of its commercially reasonable judgment. Any borrowed funds shall be from a Suitable Lender.

     (b) Developer represents and warrants that the funding described under its plan submitted to the City pursuant to SECTION 20.3(a) will be available to Developer and

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          is sufficient to acquire or lease the Temporary Casino Site and to construct, develop, equip and operate the Temporary Casino in accordance with the terms of this Agreement.

10. SECTION 20.4(b) of the Development Agreement is hereby amended by deleting "one hundred thousand (100,000) square feet" in the last sentence and substituting in its place "seventy-five thousand (75,000) square feet."

11. SECTION 20.5(a) of the Development Agreement is hereby amended by deleting the existing language of such section and substituting the following in its place:

     (a) Provided that by May 1, 1998 the Developer has identified its Temporary Casino Site and submitted to the City the information required from Developer under ARTICLE XX (the "Temporary Casino Information"), the Mayor, within ten (10) Business Days of being satisfied with the Temporary Casino Information, shall transmit the Temporary Casino Information to the City Council. The Mayor shall act within a reasonable period of time under the circumstances.

12. SECTION 20.5(b) of the Development Agreement is hereby amended by deleting the existing language of such section and substituting the following in its place:

     (b) Provided that by May 1, 1998 the Mayor receives information from the Other Land-Based Casino Developers concerning their temporary casinos as and to the extent required under the casino development agreements with the City which information is satisfactory to the Mayor (including but not limited to the information required by SECTION 2.6(l)), the Mayor shall submit the Temporary Casino Information and the comparable information of any of the Other Land-Based Casino Developers who satisfy this SECTION 20.5(b) (collectively, the "Temporary Casino Proposals") to the City Council in a single transmission.

13. SECTION 20.5(c) of the Development Agreement is hereby amended by deleting the existing language of such section and substituting the following in its place:

     (c) Provided City Council approves all zoning changes necessary to accommodate all of the Temporary Casino Proposals submitted pursuant to SECTION 20.5(b), Developer shall have the right to commence construction of its Temporary Casino, subject to SECTION 20.5(f) and all other applicable provisions of this Agreement. Notwithstanding the failure of any Other Land-Based Casino Developer to have satisfied
          SECTION 20.5(b), the Mayor shall submit the Temporary Casino Proposals of the Developer and any Other Land-Based Casino Developer who does satisfy SECTION 20.5(b) to the City Council in a single transmission.

14.  Section 20.5 of the Development Agreement is hereby amended by inserting as
     Section 20.5(e) the following:

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     (e)  Unless the Board shall have indicated in writing its intention not to approve Temporary Casinos, within seven (7) Business Days following the date the last of the following occurs: (i) the First Amendment is effective (as set forth in paragraph 26 of this First Amendment); and
          (ii) City Council has approved all zoning changes necessary to permit casino gaming operations to be conducted at, and Developer's development and site plan for, the Temporary Casino, Developer shall pay to the City a non-refundable sum of Three Hundred Thirty Three Thousand Three Hundred Thirty-Three and 34/100 Dollars ($333,333.34) (the "Early Advance"). The Early Advance shall be credited against Developer's first year's Municipal Services Fee obligation and will be used to assist the City in defraying the cost of hosting casinos. Except as set forth in SECTION 20.5(f), the City shall have no obligation to Developer to pay interest on the Early Advance or to reimburse Developer for the Early Advance in the event the Municipal Services Fee obligation never becomes payable. Developer's failure to pay the Early Advance in accordance with the above terms shall be deemed an Event of Default as set forth in SECTION 10.1(a) of the Development Agreement and shall be subject to the Default Rate as set forth in Section 2.11 of the Development Agreement.

15.  SECTION 20.5 of the Development Agreement is hereby amended by inserting as
     SECTION 20.5(f) the following:

     (f) No later than seven (7) months prior to the Temporary Casino Opening Date, (as defined in SECTION 20.6(d)), Developer shall pay to the City a non-refundable sum of Three Million Six Hundred Sixty Six Thousand Six Hundred Sixty-Six and 66/100 Dollars ($3,666,666.66) (the "Advance"). The Advance shall be credited against Developer's first year's Municipal Services Fee obligation and will be used to assist the City in defraying the cost of hosting casinos. Except and to the extent set forth in the next succeeding sentence, the City shall have no obligation to Developer to pay interest on the Advance or to reimburse Developer for the Advance in the event the Municipal Services Fee obligation never becomes payable. In the event the Temporary Casino Opening Date does not occur because the Board does not issue a Casino License for the Temporary Casino Site, the Early Advance and the Advance shall bear interest at a per annum rate equal to the rate paid from time to time by the Governmental Cash Investment Fund (Comerica Investment Fund J) or if such fund no longer exists at the time such interest is calculated, at the rate paid from time to time by such other governmental investment fund in which the City maintains short term investments, which amount shall be credited against Developer's first and subsequent years' Municipal Services Fee obligation until fully applied.

16. SECTION 20.6(c) of the Development Agreement is hereby amended by capitalizing the reference to "temporary casino opening date."

17.  SECTION 20.6 of the Development Agreement is hereby amended by inserting as
     SECTION 20.6(d) the following:

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     (d)  For purposes of ARTICLE XX, "Temporary Casino Opening Date" shall mean the first day the Temporary Casino is open to the public for its intended use. The Temporary Casino Opening Date shall not occur until and unless all of the following conditions have been fully satisfied or have been waived in accordance with SECTION 20.6(e):

          (1) The Board has issued its Certificate of Suitability pursuant to the Act, granting to Developer the right to receive a Casino License upon the conditions set forth in the Act and such Certificate of Suitability contains only such other conditions as may be acceptable to Developer in the exercise of its reasonable judgment.

          (2) The Developer, City and EDC have duly executed and delivered the Conveyance Agreement and the Conveyance Agreement has been approved by City Council.

          (3) The Developer has delivered to the EDC a letter of credit in the Letter of Credit Amount and in such form and upon such terms and conditions as are reasonably necessary to allow City to acquire the Casino Area and the Public Land.

          (4) The Developer has delivered, and has caused Parent Company to deliver, to the City and EDC an opinion of counsel in a form reasonably satisfactory to City and EDC.

          (5) The City and EDC each have delivered to Developer an opinion of counsel in a form reasonably satisfactory to Developer.

          (6) The Developer has paid to the City its Allocable Share of the Development Process Costs then due.

          (7) The Developer has paid to the City the Advance, in accordance with SECTION 20.5(f).

          (8) The City Council has approved all zoning changes necessary to allow Developer to operate the Temporary Casino and enacted an ordinance authorizing casino gaming in the City.

          (9) There shall be no temporary restraining order, preliminary injunction or permanent injunction to enjoin the Developer from proceeding to develop the Temporary Casino.

          (10) The Developer has delivered to City and EDC the Guaranty and Keep Well Agreement executed by an Acceptable Guarantor. [Not applicable to Greektown].

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          (11) The Developer has delivered to City and EDC Closing Certificates executed by Developer and an Acceptable Guarantor.

          (12) The Developer has delivered to City the executed agreement of Parent Company, any Casino Manager and each Restricted Party required under SECTION 2.14(e).

          (13) The Developer has delivered to City certificates showing that Developer, any Acceptable Guarantor and any Casino Manager are in good standing and qualified to do business in the State, if required under the law of the State, dated no earlier than five
               (5) days prior to the Temporary Casino Opening Date.

          (14) The Developer has approved, in writing, Schedule A as referred to in SECTION 4.11.

          (15) The Developer has furnished such documentation as City reasonably required to verify that the Initial Financing to be obtained by Developer is in substantially the same form as set forth in
               EXHIBIT 8.11(e) or is otherwise satisfactory to the City, and is still in effect.

     Notwithstanding satisfaction of the foregoing conditions, in no event shall the Temporary Casino Opening Date occur prior to seven (7) months following Developer's payment of the Advance.

18.  SECTION 20.6 of the Development Agreement is hereby amended by inserting as
     SECTION 20.6(e) the following:

     (e) Developer may waive, in whole or in part, any or all of those conditions set forth in SECTION 20.6(d)(5) prior to the satisfaction of such condition. City may waive, in whole or in part, any of those conditions set forth in SECTIONS 20.6(d)(2), (d)(3), (d)(4), (d)(6),
          (d)(7), (d)(10), (d)(11), (d)(12), (d)(13) AND (d)(14) prior to the satisfaction of such condition. No waiver of any condition shall be effective: (x) unless such waiver shall be in writing or (y) if the failure to satisfy such condition would make performance of this Agreement illegal.

19. SECTION 20.7(b) of the Development Agreement is hereby amended by deleting the existing language in such section and substituting the following in its place:

     (b) Developer agrees to cease all Casino Gaming Operations at the Temporary Casino on the Completion Date but in no event later than forty-eight (48) months from the Temporary Casino Opening Date. Developer's obligation to cease Casino Gaming Operations at the Temporary Casino Site under this SECTION 20.7(b) is not subject to Force Majeure.

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20.  SECTION 20.8 of the Development Agreement is hereby amended by inserting as
     SECTION 20.8(c) the following:

     (c) Notwithstanding and in addition to the limitations imposed by SECTION 20.8(b), distributions to Developer's members (other than those permitted by SECTION 20.8(a)) shall be suspended during any period in which either of the following conditions exists: (i) Developer's Schematic Design Documents have not been submitted to the PM for review or approval, provided that such distributions shall not be suspended under this SECTION 20.8(c)(i) during the one hundred twenty
          (120) day period after the Closing Date; or (ii) construction of the Casino Complex is not at least fifty percent (50%) completed, as certified by Developer's architect, provided that such distributions shall not be suspended under this SECTION 20.8(c)(ii) during the twenty-four (24) month period after issuance of the Building Permit.

21.  SECTION 20.8 of the Development Agreement is hereby amended by inserting as
     SECTION 20.8(d) the following:

     (d) For purposes of SECTION 20.8(b) and (c), "distributions" shall include any loans or advances made to Developer's members.

22.  ARTICLE XX of the Development Agreement is hereby amended by inserting as
     SECTION 20.9 the following:

     20.9 CERTAIN LIMITATIONS ON REMEDIES. Notwithstanding any other provision in this Agreement to the contrary, upon an Event of Default arising under
     SECTION 10.1(a) due to the breach by Developer of any of Developer's obligations specified in ARTICLE XX, it being understood that ARTICLE XX does not obligate Developer to develop or operate a Temporary Casino, City and EDC's remedies under SECTIONS 10.2(a) AND (b) shall be limited to the City electing to (i) institute a Specific Performance Proceeding and/or
     (ii) receive actual damages from Developer. The foregoing limitation on City's and EDC's remedies under Sections 10.2(a) and (b) shall in no way limit or diminish any other right of City under this Agreement or otherwise, including without limitation, City's or EDC's rights or remedies under the Guaranty and Keep Well Agreement, under any other guaranty, indemnity or agreement or under SECTION 2.11 or ARTICLE XI.

23. SECTION 1.1(a)(4)(B) of the Development Agreement is hereby amended by inserting at the beginning of that section the following: "Until the first redetermination of the Valuation Adjustment,".

24. By execution of this First Amendment, the Mayor hereby approves Developer's Temporary Casino Proposal, subject to: (i) all necessary approvals by City Council; and (ii) all approval, permitting, and inspection processes associated with building projects generally in the City and within the zoning classification pertaining to the Temporary Casino.

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25.  Except as amended by this First Amendment, the Development Agreement is reaffirmed in all respects, and shall remain in full force and effect.

26. This First Amendment shall become effective on the date on which all of the following have been accomplished: the First Amendment has been executed by all parties hereto and the City Council has duly approved the last of the following: (i) this First Amendment; and (ii) the first amendment to the amended and restated development agreements of each of the Other Land-Based Casino Developers.

27. This First Amendment may be executed in counterparts, each of which shall be deemed to be an original document and together shall constitute one instrument.


                             [SIGNATURES ON NEXT PAGE]


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     IN WITNESS WHEREOF, the parties hereto have set their hands and had their seals affixed on the dates set forth after their respective signatures.

                                   CITY OF DETROIT, a municipal
                                   corporation

                                   By:       Dennis Archer
                                       ---------------------------
                                       Its:      Mayor
                                       ---------------------------


                                   THE ECONOMIC DEVELOPMENT
                                   CORPORATION OF THE CITY OF
                                   DETROIT, a Michigan public body
                                   corporate

                                   By:        C. Beth Dun Combe
                                       ---------------------------
                                       Its:   Authorized Agent
                                       ---------------------------

                                   By:        Karen O'Donoghue
                                       ---------------------------
                                       Its:   Authorized Agent

                                   DEVELOPER:

                                   DETROIT ENTERTAINMENT, L.L.C.
                                   a Michigan limited liability company

                                   By: Circus Circus Michigan, Inc., a Michigan corporation, one of its members

                                   By:     Glenn Schaeffer
                                       ---------------------------
                                       Its: President
                                       ---------------------------

                                   By:  Atwater Casino Group, LLC, a Michigan
                                        limited liability company, one of its
                                        members

                                       By:  Atwater Management Corporation, a
                                            Delaware corporation, its manager

                                       By:  Herbert J. Strather
                                          ---------------------------
                                          Its:  Chairman of the Board
                                          ---------------------------

                                       By:  Thomas Celani
                                          ---------------------------
                                          Its: President
                                          ---------------------------